                       SECURITIES AND EXCHANGE COMMISSION


                             Washington D.C. 20549



                                   FORM 8-K/A
                                AMENDMENT NO. 2



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) February 29, 1996



                      PEDIATRIC SERVICES OF AMERICA, INC.

               (Exact name of registrant as specified in charter)



       Delaware                        0-23946           58-1873345
- --------------------------             -------           ----------
(State of incorporation)             (Commission       (IRS Employer
                                     File Number)    Identification NO.)



3159 Campus Drive, Norcross, Georgia                                   30071
- ----------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number including area code              (770) 441-1580

                         ITEM 7.   FINANCIAL STATEMENTS

     (A) SELECTED CONSOLIDATED FINANCIAL DATA.

     (B) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993.

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                               Year Ended September 30,
(in thousands, except per share data)
- ------------------------------------------------------------------------------------------------------------------------
                                                                 1995         1994        1993        1992        1991
- ------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net revenue.................................................    $111,860     $70,686     $52,190     $24,928     $22,178
Operating salaries, wages and employee
 benefits...................................................      50,078      33,198      26,260      10,402       8,824
Other operating costs.......................................      39,087      23,566      15,476       8,096       7,422
Corporate, general and administrative.......................       7,217       5,428       4,946       3,530       3,046
Provision for doubtful accounts.............................       3,164       1,411       1,335         801         753
Depreciation and amortization...............................       3,656       1,874       1,328       1,109       1,257
                                                                --------     -------     -------     -------     -------
Operating income............................................       8,658       5,209       2,845         990         876
Interest expense............................................       1,643       1,074         871         468       1,111
                                                                --------     -------     -------     -------     -------
Income (loss) before income taxes and extraordinary
  item.....................................................        7,015       4,135       1,974         522        (235)
Income taxes...............................................        2,803       1,556         575           -           -
                                                                --------     -------     -------     -------     -------
Income (loss) before extraordinary item....................        4,212       2,579       1,399         522        (235)
Extraordinary item, net of tax benefit of $250.............          781        (408)          -           -           -
                                                                --------     -------     -------     -------     -------
Net income (loss)..........................................     $  4,993     $ 2,171     $ 1,399     $   522     $  (235)
                                                                ========     =======     =======     =======     =======
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON AND
 COMMON EQUIVALENT SHARES:
Income (loss) before extraordinary item....................     $  4,212     $ 2,579     $ 1,399     $   522     $  (235)
Less accretion on redeemable warrants......................            -         (51)        (48)          -           -
Less accretion on redeemable preferred stock...............          (28)     (2,198)     (1,865)       (592)       (224)
Less preferred stock dividends.............................         (203)        (86)       (128)         (1)          -
                                                                --------     -------      ------     -------     -------
Income (loss) before extraordinary item attributable to
 common and common equivalent shares.......................        3,981         244        (642)        (71)       (459)
Extraordinary item, net of tax expense(benefit) of
 $521 and ($250), respectively.............................          781        (408)          -           -           -
                                                                --------     -------     -------     -------     -------
Income (loss) attributable to common and common
 equivalent shares.........................................     $  4,762     $  (164)    $  (642)    $   (71)    $  (459)
                                                                ========     =======     =======     =======     =======
SHARE DATA:
Income (loss) before extraordinary itm per common
 and common equivalent share..............................         $0.78       $0.15      $(2.83)     $(3.15)    $(24.24)
Extraordinary item per common and common
 equivalent share.........................................          0.15       (0.25)          -           -           -
                                                                --------     -------     -------     -------     -------
Net income (loss) per common and common
 equivalent share.........................................         $0.93      $(0.10)    $ (2.83)     $(3.15)    $(24.24)
                                                                ========     =======     =======     =======     =======
Weighted average shares outstanding (1)...................         5,098       1,664         227          23          19
                                                                ========     =======     =======     =======     =======
- ------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Working capital...........................................      $ 17,936     $13,754     $ 3,777     $   367     $ 2,904
Total assets..............................................        73,151      40,299      30,706       9,849       9,495
Long-term debt, net of current portion....................         6,243       8,227      14,159       3,286       4,848
Redeemable warrants.......................................             -           -         578           -           -
Redeemable convertible preferred stock....................         3,490       1,867       5,798       1,900       1,309
Total stockholders' equity (deficit)......................        44,621      20,097         160      (1,356)     (1,286)
- ------------------------------------------------------------------------------------------------------------------------
(1)  Calculated as set forth in Note 12 to the Company's supplmental consolidated financial statements.  All share information gives effect to a 0.7 for 1 reverse split of the Common Stock that was effected on June 10, 1994.
- ------------------------------------------------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with "Selected Consolidated Financial Data" included in this report and the Supplemental Consolidated Financial Statements of the Company filed in a previous Current Report on Form 8K as Amendment Number One on April 5, 1996.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of net revenue represented by the following items:

                                                      YEAR ENDED SEPTEMBER 30,
                                                     ---------------------------
                                                       1995      1994     1993
                                                     --------  --------  -------
Net revenue.........................................   100.0%    100.0%   100.0%
Operating salaries, wages and employee benefits.....    44.8      47.0     50.3
Other operating costs...............................    34.9      33.3     29.7
Corporate, general and administrative...............     6.5       7.7      9.5
Provision for doubtful accounts.....................     2.8       2.0      2.5
Depreciation and amortization.......................     3.3       2.6      2.5
                                                       -----     -----    -----
Operating income....................................     7.7       7.4      5.5
Interest expense....................................     1.4       1.5      1.7
                                                       -----     -----    -----
Income before income taxes and extraordinary item...     6.3       5.9      3.8
Income taxes........................................     2.5       2.2      1.1
                                                       -----     -----    -----
Income before extraordinary item....................     3.8       3.7      2.7
Extraordinary item..................................     0.7      (0.6)       -
                                                       -----     -----    -----
Net income..........................................     4.5       3.1      2.7
                                                       =====     =====    =====

FISCAL 1995 COMPARED TO FISCAL 1994

          Net revenue increased $41.2 million, or 58.2%, to $111.9 million in 1995 from $70.7 million in fiscal 1994. The Company's acquisitions accounted for approximately $31.2 million, or 75.8%, of the increase, and internal growth accounted for the remaining $10.0 million, or 24.2%, of the increase. Overall, the internal growth in net revenue increased to 14.1% for fiscal 1995 compared to 12.3% for fiscal 1994. Of the $41.2 million increase in net revenue in fiscal 1995, pediatric net revenue accounted for $24.7 million, or 60.1% of the increase. Increased pediatric net revenue for fiscal 1995 was attributable to the Company's acquisitions and, to a lesser extent, to the successful opening of new branch offices as well as sales and marketing efforts which resulted in an increase in patients served rather than any significant increase in rates
charged.   Adult net revenue accounted for $15.0 million, or 36.5%, of the increase in net revenue for fiscal 1995, primarily due to the acquisition of Oxygen Specialties, Inc., ("OSI") which was acquired October 1, 1994. Insurance net revenue accounted for $1.5 million, or 3.4% of the increase in net revenue for fiscal 1995, primarily due to an increase in the volume of business. In fiscal 1995, the Company derived approximately 62% of its net revenue from private payors, 26% from Medicaid and 12% from Medicare.

          Operating salaries, wages and employee benefits consist primarily of branch office operations. Operating salaries, wages and benefits increased $16.9 million, or 50.8%, to $50.1 million in fiscal 1995 from $33.2 million in fiscal 1994. The increase was primarily due to the Company's acquisitions and, to a lesser extent, the internal growth of the Company's operations. The acquisitions added approximately $13.0 million in operating salaries, wages and employee benefits. As a percentage of net revenue, operating salaries, wages and employee benefits for fiscal 1995 decreased to 44.8% from 47.0% in fiscal 1994. The decrease in operating salaries, wages and employee benefits as a percentage of net revenue is primarily attributable to the acquisition of OSI, which is principally engaged in the rental of medical equipment. This line of business maintains a lower ratio of operating salaries, wages and employee benefits to net revenue than the Company's other lines of business, thereby lowering the Company's overall ratio.

          Other operating costs include medical supplies, branch office rents, utilities, vehicle expenses and cost of sales. Other operating costs increased $15.5 million, or 65.9%, to $39.1 million in fiscal 1995 from $23.6 million in fiscal 1994. Of this increase, $10.9 million, or 69.9%, relates to the Company's acquisitions and the remainder to the internal growth of the Company's operations. As a percentage of net revenue, other operating costs for fiscal 1995 increased to 34.9% from 33.3% in fiscal 1994. The increase in operating costs as a percentage of net revenue is primarily attributable to the acquisition of OSI and Pediatric Partners, Inc. ("PPI") which was acquired on March 31, 1995. OSI and PPI's operations have a higher percentage of other operating costs than the Company's other operations due to inherently higher operating costs related to the rental of medical equipment and infusion therapy, respectively.

          Corporate, general and administrative expenses increased $1.8 million, or 33.0%, to $7.2 million in fiscal 1995 from $5.4 million in fiscal 1994. The increase is primarily due to the acquisition of OSI and PPI which contributed approximately $1.2 million, or 65.3%, of the increase. As a percentage of net revenue, corporate, general and administrative expenses for fiscal 1995 decreased to 6.5% from 7.7% in fiscal 1994 primarily as a result of the greater economies of scale as the Company's net revenue increased at a more rapid rate than the Company's corporate, general and administrative expenses. The Company expects corporate, general and administrative expenses as a percentage of net revenue to decrease at a slower rate in the near future due to an anticipated increase in investments in the infrastructure over the next fiscal year.

          During fiscal 1995, the Company's provision for doubtful accounts increased $1.8 million, or 124.2%, to $3.2 million from $1.4 million in fiscal 1994. The increase is primarily due to the acquisition of OSI which has a higher provision for doubtful accounts as compared to the Company's experience. As a percentage of net revenue, the provision for doubtful accounts for fiscal 1995 increased to 2.8% from 2.0% in fiscal 1994 primarily as a result of the OSI
acquisition.   The Company expects bad debt expense to increase in the future due to the companies acquired in fiscal 1995 which generally had higher bad debt expense than the Company has experienced.

          Depreciation and amortization expenses increased $1.8 million, or 95.1%, to $3.7 million in fiscal 1995 from $1.9 million in fiscal 1994. The increase was primarily attributable to the acquisition of OSI and PPI, which added approximately $1.1 million in additional depreciation and amortization expense. As a percentage of total net revenue, depreciation and amortization costs for fiscal 1995 increased to 3.3% from 2.6% in fiscal 1994. The increase is primarily attributable to the acquisition of OSI, which has a higher depreciation and amortization cost component.

          Interest expense increased $0.6 million, or 53.0%, to $1.6 million in fiscal 1995 from $1.0 million for fiscal 1994. The increase was primarily the result of an increase in the average outstanding debt from indebtedness incurred to finance acquisitions during fiscal 1995. In June 1995, the Company used approximately $19.0 million of the net proceeds of its second public offering to repay outstanding indebtedness. See "Liquidity and Capital Resources''.

          Income tax expense increased $1.2 million, or 80.1% to $2.8 million in fiscal 1995 from $1.6 in fiscal 1994 This increase is due to an increase in profitability of the Company and an increase in the Company's effective tax rate as a result of not being able to deduct the amortization of goodwill arising from the acquisition of the stock of OSI, PPI and Balwink Enterprises, Inc. which was acquired on January 13, 1995.


FISCAL 1994 COMPARED TO FISCAL 1993

          Net revenue increased $18.5 million, or 35.4%, to $70.7 million in fiscal 1994 from $52.2 million in fiscal 1993. Approximately $10.4 million, or 56.3% of the increase, is attributable to the fact that Premier Medical Services, Inc. ("PMS") had only seven months of net revenue in fiscal 1993 from its incorporation date in March 1993 versus a full 12 months of net revenue in fiscal 1994. In addition, the Company's acquisitions accounted for approximately $1.8 million, or 9.0% of the increase, and the remainder of the increase of approximately $6.3 million, or 34.7% of the increase, was due to internal growth. Pediatric net revenue accounted for $8.4 million, or 45.7%, of this increase. Increased pediatric net revenue for 1994 was attributable to successful sales and marketing efforts which resulted in an increase in patients served by the Company rather than any significant increase in rates charged and to the Company's acquisitions. Adult net revenue accounted for $3.9 million, or 21.1%, of the increase in net revenue for fiscal 1994. The majority of this increase was due to increased sales and rental volume of adult respiratory therapy and equipment and, to a lesser extent, home medical equipment and resulted primarily from internal expansion and the Company's acquisitions. Insurance net revenue accounted for $6.2 million, or 33.2% of the increase in net revenue for fiscal 1995, primarily due to fiscal 1993 including nine months of net revenue (as noted above) and, to a lesser extent, an increase in volume of business. In fiscal 1994, the Company derived approximately 71.0% of its net revenue from private payors, 19.0% from Medicaid and 10.0% from Medicare.

          Operating salaries, wages and employee benefits increased $6.9 million, or 26.4%, to $33.2 million in fiscal 1994 from $26.3 million in fiscal 1993. As a percentage of net revenue, operating salaries, wages and employee benefits for fiscal 1994 decreased to 47.0% from 50.3% in fiscal 1993. This decrease resulted from improved cost controls in the operations of APM Home Healthcare, Inc. (''APM''), a pediatric home nursing company purchased by the Company in October 1992, and an increase in net revenue without proportional increases in branch salaries.

          Other operating costs include medical supplies, branch office rents, utilities, vehicle expenses and cost of sales. Other operating costs increased $8.1 million, or 52.3%, to $23.6 million in fiscal 1994 from $15.5 million in fiscal 1993. As a percentage of net revenue, other operating costs for fiscal 1994 increased to 33.3% from 29.7% in fiscal 1993. The increase in operating costs as a percentage of net revenue is primarily attributable to growth in the Company's pharmacy operations and the Company's acquisitions. These operations have a higher percentage of other operating costs than the Company's other operations.

          Corporate, general and administrative expenses increased $0.5 million, or 9.7%,to $5.4 million in fiscal 1994 from $4.9 million in fiscal 1993. The percentage of corporate, general and administrative expenses to net revenue decreased to 7.7% in fiscal 1994 from 9.5% in fiscal 1993 primarily as a result of greater economies of scale as the Company's revenue increased. Additionally, in fiscal 1993, the Company expended approximately $0.2 million of deferred offering expenses related to the Company's unsuccessful effort to commence an initial public offering in fiscal 1993. The Company expects corporate, general and administrative expenses as a percentage of net revenue to decrease at a slower rate in the future due to the anticipated increase in investments in the infrastructure over the next two fiscal years.

          During fiscal 1994, the Company's provision for doubtful accounts of $1.4 million was approximately the same as in fiscal 1993. As a percentage of net revenue, the provision for doubtful accounts decreased to 2.0% in fiscal 1994 from 2.5% in fiscal 1993 primarily as a result of the Company's continued emphasis on front-end billing controls, resulting in a higher percentage of collectible revenue.

          Depreciation and amortization expenses increased $0.6 million, or 41.1%, to $1.9 million in fiscal 1994 from $1.3 million in fiscal 1993. As a percentage of net revenue, depreciation and amortization expenses increased to 2.6% from 2.5%. The increase is attributable to growth in the Company's operations.

          Interest expense increased $0.2 million, or 23.2%, to $1.1 million in fiscal 1994 from $0.9 million in fiscal 1993, primarily as a result of an increase in PMS's average outstanding debt from indebtedness incurred to meet PMS's working capital requirements. The Company subsequently incurred debt of approximately $4.4 million at the end of September 1994 in anticipation of completing the OSI acquisition which closed at the beginning of October 1994. See ''Liquidity and Capital Resources''.

          Income tax expense increased $1.0 million, or 171.0%, to $1.6 million in fiscal 1994 from $0.6 million in fiscal 1993. This increase is the result of an increase in the profitability of the Company. In addition, the Company fully utilized its net operating loss carryforwards in fiscal 1993.


LIQUIDITY AND CAPITAL RESOURCES

          Prior to its initial public offering of Common Stock, the Company financed its operations primarily through cash flow from operations and bank borrowings. In June 1994, the Company completed its initial public offering of
1.6 million shares of Common Stock at a price of $8 per share, from which the Company received total proceeds, net of issuance costs, of approximately $11 million. The Company used approximately $10.4 million of the offering proceeds to repay the Company's outstanding debt and approximately $0.6 million as partial consideration for the acquisition of OSI in October 1994.

          In June 1995, the Company completed its second public offering of 1.1 million shares of Common Stock at a price of $15.75 per share, from which the Company received total proceeds, net of issuance costs, of approximately $15.9 million. In July 1995, the Company's underwriters exercised their right to purchase 217,500 additional shares of the Company's Common Stock at a price of $15.75 per share, from which the Company received total proceeds, net of issuance costs, of approximately $3.2 million. The Company used substantially all of the proceeds to repay a portion of the Company's outstanding debt. The second public offering also included the offering of 347,585 shares of the Company's Common Stock by certain of the Company's stockholders (the "Selling Stockholders"). The Company did not receive any of the proceeds from the sale of shares by the Selling Stockholders. Subsequently, the Company has continued to finance its operations, including acquisitions, through cash flows from operations and bank borrowings.

          Prior to the merger with the Company, PMS financed its operations primarily through cash flow from operations, bank borrowings and the issuance of Redeemable Convertible Preferred Stock. In March 1995 and May 1994, PMS issued shares of Redeemable Convertible Preferred Stock, net of issuance costs, of approximately $1.4 million and $1.9 million, respectively. The proceeds were used to repay indebtedness to a former stockholder of PMS and provide proceeds for acquisitions and general working capital requirements.

          The Company's operating cash flows are affected significantly by growth in accounts receivable, largely as a result of the Company's revenue growth. For the fiscal years ended September 30, 1995, 1994 and 1993, the Company's cash flows from operations were affected by increases in accounts receivable balances of $12.3 million, $4.7 million and $5.4 million, respectively. These increases were due primarily to volume growth and acquisitions in fiscal 1995. The Company's days sales outstanding (''DSO'') in accounts receivable was 83 days, 73 days and 65 days as of September 30, 1995, 1994 and 1993, respectively, based on the annualized net revenue for the last quarter of each period. The increase in the DSO is primarily attributable to the various acquisitions the Company has made since 1992, as the DSO of each acquired entity has been higher than the Company's DSO, thereby increasing the Company's consolidated DSO. Additionally, the Company's focus on decreasing its corporate, general and administrative expense as a percentage of net revenue has resulted in increased DSO. The Company believes the savings generated by the decrease in corporate, general and administrative expense significantly exceed the costs associated with its increased DSO.

          In fiscal 1994, the Company rebated approximately $1.4 million of accumulated reimbursement amounts in excess of related billed amounts for the four-year period ended September 30, 1993, thereby negatively affecting cash flow from operations in fiscal 1994. This rebate resulted from a change in Company policy with regard to reimbursement amounts received in the ordinary course of business in excess of related billed amounts for services rendered. Through September 30, 1993, the Company's policy was to reflect these excess payments on the Company's balance sheet as a current liability until a rebate of the excess payment was requested. Subsequent to September 30, 1993, the Company changed its policy to immediately rebate all accumulated amounts and to rebate future amounts upon receipt. As a result of this change, as of September 30, 1995, no such amounts were accrued.

          The Company's investments in property and equipment are attributable largely to purchases of medical equipment that is rented to patients. The Company also invests in computer systems hardware and software to manage the growth of the business. The Company's investments in the acquisition of businesses were $18.2 million, $1.0 and $3.8 million in fiscal 1995, fiscal 1994 and fiscal 1993, respectively.

          In July 1994, the Company completed negotiations with its Bank for a new credit facility with a total of $20 million in available financing, consisting of a $15 million revolving line of credit and a $5 million term loan. In March 1995, the Company and the Bank amended the credit agreement to further increase the amount of available financing to $28 million, consisting of a $20 million revolving loan and an $8 million term loan. Amounts available under the amended credit facility are subject to certain restrictions. As of September 30, 1995, the additional amount available under the amended credit agreement was $17.5 million. Borrowings under this facility bear interest at LIBOR plus 2% or at the Bank's prime rate plus 0.5%, at the Company's option. The interest rates under this facility at September 30, 1995 ranged from 7.75% to 9.5% per annum. Effective October 1, 1995 the interest spread on both loans was reduced to LIBOR
plus 1.5% or the Bank's prime rate.   Amounts outstanding under the revolving
loan are due in July 2000, and principal amounts outstanding under the term loan are due in 18 quarterly installments beginning on March 31, 1996. Outstanding borrowings under this facility at September 30, 1995 were approximately $6.5 million ($2.5 million under the revolving loan and $4.0 million under the term loan).

          Subsequent to the date of this report, the Company and the Bank amended the credit agreement on May 2, 1996 to further increase the amount of available financing to $35 million, consisting of a $25 million revolving loan and a $10 million term loan. Borrowing's under the amended credit facility bear interest at LIBOR plus 1.5%, the Bank's prime rate or at a rate equal to the Bank's cost of funds plus 1.5%, at the Company's option.

          PMS also has a credit agreement with a bank that provides a revolving line of credit financing of $5 million. The borrowing's under the credit agreement are collateralized by PMS assets. Borrowings under this facility bear interest at the bank's prime rate plus 1.0%. The interest rate under this facility at September 30, 1995 ranged from 9.75% to 9.25% per annum. As of September 30, 1995, the additional amount available under the credit agreement was approximately $0.02 million. Outstanding borrowings under this facility at September 30, 1995 were approximately $4.5 million ($3.9 million under the revolving loan and $0.6 million under the term loan).

          The Company intends to continue to expand its business primarily through acquiring local and regional home health care companies, opening branch offices in both new and existing markets and expanding the services currently provided at its existing branch offices. Acquisitions to date have been financed with a combination of cash generated from operations, net proceeds from the Company's initial public offering, borrowings under the Company's credit facility and shares of Common Stock of the Company.

          Management cannot predict the cost of any future acquisitions. Development costs of new branch offices include, among other things, lease deposits and payments, and leasehold improvements and start-up costs, including marketing and labor costs. Management believes that the Company's cash commitment for each new branch office that delivers a full range of the Company's services may approximate $500,000. Such costs will vary depending upon inflation and the size and location of each facility and, accordingly, may vary substantially from this approximation. Management expects that its current plan to expand services at the Company's existing branch offices may require funds of up to $2 million.

          Management currently believes that internally generated funds and borrowings under the Company's existing credit facilities will be adequate to satisfy the Company's working capital requirements, including currently anticipated expansion, through September 1996. However, unanticipated expansion of the Company's business may require the Company to obtain additional debt or equity if internally generated funds and amounts available under the Company's credit facility are inadequate to meet such needs. There can be no assurance that the Company would be able to obtain such additional debt or equity on favorable terms, or at all.


QUARTERLY OPERATING RESULTS AND SEASONALITY

  The Company's quarterly results may vary significantly depending primarily on factors such as rehospitalizations of patients caused by health-related epidemics, the timing of new branch office openings and pricing pressures due to legislative and regulatory initiatives to contain health care costs. The Company believes that its net revenue is typically higher during the third and fourth quarters of its fiscal year due to respiratory illnesses associated with the spring and summer months. As a result of the above factors, the Company's operating results for any particular quarter may not be indicative of the results for the full fiscal year.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               PEDIATRIC SERVICES OF AMERICA, INC.



                               By: /s/    Michael A. Taylor
                                  ----------------------------------------------
                                  Michael A. Taylor
                                  Senior Vice President, Chief Financial
                                     Officer
                                  Secretary and Treasurer


Dated:  May 29, 1996